Exhibit 2.2

Description of Securities

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Class A ordinary shares of Maase Inc. (“we,” “our,” “our company,” or “us”), are listed and traded on the Nasdaq Global Market and, in connection with this listing (but not for trading), the Class A ordinary shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of ordinary shares including Class A ordinary shares and Class B ordinary shares (collectively “Ordinary Shares”).

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective fifth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to annual report on Form 20-F filed with the Securities and Exchange Commission on October 29, 2025.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our authorized share capital is US$450,000,000 divided into 5,000,000,000 shares consisting of (i) 4,000,000,000 Class A Ordinary Shares of a nominal or par value of US$0.09 each; and (ii) 1,000,000,000 Class B Ordinary Shares of a nominal or par value of US$0.09 each. Subject to the Companies Act and the Memorandum and Articles of Association, the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided. All of our issued and outstanding ordinary shares are fully paid and non-assessable. The number of ordinary shares issued and outstanding as of the last day of the Company’s fiscal year is provided on the cover of the annual report on Form 20-F (the “Form 20-F”) of the Company for that fiscal year. Certificates representing the ordinary shares are issued in registered form. We may not issue shares to bearer.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividend Rights. The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our board of directors, or by ordinary resolution of our shareholders (provided no dividend shall exceed the amount recommended by our directors), subject to the Companies Act and the Memorandum and Articles of Association. Each Class B ordinary shares confers upon the holder no right to any share in any dividend or distribution paid by the Company.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting or extraordinary general meeting of our Company, each have one (1) vote for each Class A ordinary Share and one hundred (100) votes for each Class B ordinary share and on a poll every Shareholder and every Person representing a Shareholder by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one (1) vote for each Class A ordinary share and one hundred (100) votes for each Class B ordinary share of which he or she or the Person represented by proxy is the holder.

No business shall be transacted at any general meeting unless a quorum of holders of shares is present at the time when the meeting proceeds to business. The holders of shares being not less than an aggregate of one-third of all Shares in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of our Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of our Company duly convened and held.

Transfer of Ordinary Shares. Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her Class A ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. No Class B Ordinary Share may be sold, transferred, assigned, pledged, or otherwise disposed of, or used as collateral for loans or any obligations.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share, at the option of the holder, subject to approval by no less than two-thirds of the board of directors or by written resolutions of all the directors. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares under any circumstances. Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares under the following circumstances: (i) if the holder is an employee, upon the termination of their employment (howsoever arising) with the Company; (ii) if the holder is a Director, upon their resignation or removal from the board of directors; and (iii) if the holder is a wholly-owned company (“Owned Company”) of a director, senior management, or an existing shareholder, upon the individual ceasing to wholly own the Owned Company.

Liquidation. On a return of capital on winding up, the whole or any part of the assets of our Company (whether they shall consist of property of the same kind or not) may be distributed among the holders of Class A ordinary shares as determined by the liquidator, subject to sanction of a special resolution of our company and any other sanction required by the Companies Act. Each Class B Ordinary Share confers upon the holder no right to any share in the distribution of the surplus assets of the Company upon liquidation or otherwise.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders in respect of any moneys unpaid on their shares and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to our Company at the time or times so specified the amount called on such Shares. If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

Redemption, Repurchase and Surrender of Shares. Subject to the Companies Act and the Memorandum and Articles of Association, we may (i) issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of our Company or the Shareholder on such terms and in such manner as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by ordinary resolution; (ii) purchase our own Shares (including any redeemable Shares) on such terms and in such manner as have been approved by the Board or by the holders of our shares by ordinary resolution, or are otherwise authorized by the Memorandum and Articles of Association; (iii) make a payment in respect of the redemption or purchase of its own Shares in any manner authorized by the Companies Act, including out of its capital; and (iv) accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the directors may determine. The Company may, at its option, redeem all or any of the Class B Ordinary Shares held by any person at any time, at such price, and in such manner as may be determined by the board of directors, in accordance with our articles of association.

Inspection of Books and Records. No Shareholder (not being a director) shall have any right of inspecting any account or book or document of our Company except as conferred by law or authorized by the directors or by ordinary resolution. However, we make our annual reports, which contain our audited financial statements, available to our shareholders.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of Shares, the rights attached to any class of Shares, subject to any rights or restrictions for the time being attached to any class of Shares, may only be materially varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of the class by a majority of two-thirds of the votes cast at such meeting. The rights conferred upon the holders of the Shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be materially adversely varied by the creation or issue of further Shares ranking pari passu with such existing class of Shares.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our Memorandum and Articles of Association contain provisions which have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. For instance, our board of directors may, in their absolute discretion and without approval of the holders of our Ordinary Shares, cause our Company to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, voting rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Ordinary Shares at such time and on such terms as they may think appropriate. In the event these preferred shares have better voting rights than our ordinary shares, in the form of ADSs or otherwise, they could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under Cayman Islands law applicable to our Company, or under our Memorandum and Articles of Association, that require our Company to publicly disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments, and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to (amongst other matters) the solvency of the consolidated or surviving company, a statement of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate, compromises or arrangements between a Cayman Islands company and its members (or any class of them).

Following amendments to the Companies Act that took effect on August 31, 2022, the majority-in-number “headcount test” in relation to the approval of members’ schemes of arrangement has been abolished. Section 86(2A) of the Companies Act provides that, if 75% in value of the members (or class of members) of a Cayman Islands company agree to any compromise or arrangement, such compromise or arrangement shall, if sanctioned by the Cayman Court, be binding on all members (or class of members) of such company and on the company itself. Where a Cayman Islands company is in the course of being wound up, such compromise or arrangement would be binding on the liquidator and contributories of the company. In contrast, section 86(2) of the Companies Act continues to require (a) approval by a majority in number representing 75% in value; and (b) the sanction of the Grand Court of the Cayman Islands, in relation to any compromise or arrangement between a company and its creditors (or any class of them). At the initial directions hearing, the Cayman Islands court will make orders for (amongst other things) the convening of the meetings of creditors or members (or classes of them, as applicable). While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would nevertheless be likely to approve the arrangement if it determines that:

●	the company has complied with the directions set down by the Cayman Islands court;

●	the meeting was properly held and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his/her interest.

If a compromise or arrangement of a Cayman Islands company is approved by the members in the context of a members’ scheme and the Cayman Islands court subsequently sanctions such scheme (as described above), a dissenting shareholder would have no rights comparable to the appraisal rights which it would have if the company in question were a Delaware corporation (being the right to receive payment in cash for the judicially determined value of its shares). This is because such scheme will be binding on all members (or class of members), regardless of whether all the members (or class of members) approved the scheme, upon the sanction order being made. Having said that, a dissenting shareholder would have the right to appeal the making of the sanction order to the Cayman Islands Court of Appeal, if there were grounds for doing so.

Shareholders’ Suits.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have bad occasion) to apply and follow common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of our company; and

●	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide for indemnification of every director, secretary, assistant secretary, or other officer (but not including our auditors) and the personal representatives of the same for actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with our directors and executive officers to indemnify and hold harmless the indemnitee from and against any and all expenses which the indemnitee incurs or becomes obligated to incur in connection with such proceeding, to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association as amended and restated from time to time.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and any such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding not less than one-third of the voting share capital of our Company as at the date of deposit of the requisition to requisition a shareholder’s meeting, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as a common practice in the Cayman Islands, and our company has made no provisions in our Memorandum and Articles of Association to allow cumulative voting for election of our directors. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with the fiduciary duties which they owe to our company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of our company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a) is or is likely to become unable to pay its debts; and

(b) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, our Memorandum and Articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association which require our company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

Subject to our Memorandum and Articles of Association, our Company may by ordinary resolution:

●	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

●

subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Our Company may by special resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.